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                                                                    EXHIBIT 12.1

                        SUNTECH POWER HOLDINGS CO., LTD.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                       FOR THE SIX MONTHS ENDED JUNE 30,
                                             ----------------------------------------------------
                                                  2007               2007               2006
                                             ----------------------------------------------------
                                                                    IN USD
                                               PRO FORMA

Earnings
  Income (loss) from continuing
   operations before income taxes               70,892,058         70,892,058         49,610,838
  Capitalized interest                             (46,895)           (46,895)                --
  Amortization of capitalized
   interest                                          2,110              2,110                 --
  Equity in losses (earnings) of affiliates,
   net of taxes                                   (305,839)          (305,839)          (172,141)
                                             ----------------------------------------------------

Subtotal                                        70,541,434         70,541,434         49,438,697
                                             ----------------------------------------------------

Fixed charges
  Interest charges                              10,424,265         10,424,265          2,034,494
  Convertible notes interest
   expenses                                     (2,354,241)                --                 --
  Early repayment of existing
   loans by using convertible note
   proceeds                                        228,739                 --                 --
                                             ----------------------------------------------------

Subtotal                                         8,298,763         10,424,265          2,034,494
                                             ----------------------------------------------------

Earnings (loss), as adjusted                    78,840,197         80,965,700         51,473,191
                                             ====================================================

Ratio of earnings to fixed charges                    9.50               7.77              25.30

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                             -------------------------------------------------------------------------------------
                                                 2006              2005               2004               2003              2002
                                             -------------------------------------------------------------------------------------
                                                                                     IN USD


Earnings
  Income (loss) from continuing
   operations before income taxes             111,780,572        34,415,078         19,145,228          624,618          (958,386)
  Equity in losses (earnings) of affiliates,
   net of taxes                                (1,013,058)         (121,408)            51,421               --                --
                                             ------------------------------------------------------------------------------------

Subtotal                                      110,767,514        34,293,670         19,196,649          624,618          (958,386)
                                             ------------------------------------------------------------------------------------

Fixed charges
  Interest charges                              6,293,078         7,907,323          1,036,442          226,592            92,868
                                             ------------------------------------------------------------------------------------

Subtotal                                        6,293,078         7,907,323          1,036,442          226,592            92,868
                                             ------------------------------------------------------------------------------------

Earnings (loss), as adjusted                  117,060,592        42,200,993         20,233,091          851,210          (865,518)
                                             ====================================================================================

Ratio of earnings to fixed charges                  18.60              5.34              19.52             3.76                --(1)

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(1)    In 2002, the deficiency was approximately $0.9 million.

Note: The ratios of earnings to fixed charges were computed by dividing fixed charges into the sum of earnings (after certain adjustments) and fixed charges. Fixed charges include interest on all debt of continuing operations. Earnings include income from continuing operations before income taxes, plus net losses (earnings) in equity method investees.